UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

GAMER PAKISTAN INC
(Exact Name of Registrant as Specified in Its Charter)

Delaware	87-3732146
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No,

35 E Horizon Ridge Pkwy, Ste 110-481 Henderson, NV	89002-7906
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:
Common stock, par value $0.0001 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: No. 333-273220

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Gamer Pakistan Inc. (the “Company”) is authorized to issue 110,000,000 shares of capital stock, 100,000,000 of which are shares of common stock, par value of $0.0001 per share (the “Common Stock”), and 10,000,000 of which are shares of preferred stock, no par value. At September 28, 2023, the Company had 23,879,319 shares of Common Stock outstanding and no shares of preferred stock outstanding.

Description of Common Stock

Each share of Common Stock has the same relative rights as, and is identical in all respects to, each other share of Common Stock.

Dividends

The holders of Common Stock are entitled to receive and share equally in such dividends, if any, as may be declared by the Board of Directors of the Company.

Voting Rights

The holders of Common Stock are generally entitled to one vote per share. Holders of Common Stock are not entitled to cumulate their votes in the election of directors.

Liquidation

In the event of the Company’s liquidation, dissolution or winding up, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities and the holders of any preferred stock, all of its assets available for distribution.

No Preemptive or Redemption Rights

Holders of Common Stock are not entitled to preemptive rights with respect to any shares that may be issued. The Common Stock is not subject to redemption.

Item 2. Exhibits.

Exhibit No.
3.1	Certificate of Incorporation of Gamer Pakistan Inc. as in effect (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement filed on July 12, 2023)
3.2	Bylaws of Gamer Pakistan Inc. as in effect (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement filed on July 12, 2023)
4.1	Specimen certificate for common stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement filed on July 12, 2023)

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GAME PAKISTAN INC.

Date: September 28, 2023	By:	/s/ James Knopf
James Knopf
Chief Executive Officer

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